For Immediate Release
WESTERN ASSET
MUNICIPAL PARTNERS FUND INC.
ANNOUNCES FINAL RESULTS OF TENDER OFFER
             New York, NY, July 23, 2008 Western Asset Municipal Partners Fund Inc. (NYSE: MNP) (the Fund) announced today that, in accordance with its tender offer for up to 511,530 of its issued and outstanding shares of common stock, which expired on Tuesday, July 15, 2008, the Fund has accepted that number of shares for payment today at $14.03 per share. These shares represent 5% of the Fund?s outstanding shares. The tender offer is pursuant to a Settlement Agreement, dated as of February 13, 2006, between the Fund and Karpus Management, Inc. (including certain affiliates thereof).
             A total of 4,745,512.655 shares were properly tendered and not withdrawn by July 15, 2008, the final date for withdrawals. Therefore, in accordance with the terms of the tender offer, the Fund is purchasing shares on a pro rata basis from all tendering stockholders. Accordingly, on a pro rata basis, 10.77927% of shares for each stockholder who properly tendered shares has been accepted for payment.
             Western Asset Municipal Partners Fund Inc. is a closed-end management investment company whose primary objective is to achieve a high level of current income which is exempt from regular federal income taxes, consistent with preservation of capital. As a secondary investment objective, the Fund intends to enhance portfolio value by purchasing tax-exempt securities that, in the opinion of the Investment Adviser, may appreciate in value relative to other similar obligations in the marketplace. The Fund is traded on the New York Stock Exchange under the trading symbol (MNP). The Fund is advised by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, an affiliate of the Investment Adviser.
             Periodically updated information on the Fund can be obtained through the Fund?s dedicated telephone line. Information provided includes a recorded update revealing the net asset value, market price and other information. The Fund?s toll-free number is
(888) 777-0102.
Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co., LLC,
212-857-8087
THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS ?MAY,? ?WILL,? ?EXPECT,? ?ANTICIPATE,? ?ESTIMATE,? ?BELIEVE,? ?CONTINUE? OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND?S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY
FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND?S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.